Exhibit A
to the
Fund Administration Servicing Agreement

Fund Names

Separate Series of Potomac Funds

Name of Series

Potomac U.S./Short Fund
Potomac OTC Plus Fund
Potomac Small Cap Plus Fund
Potomac Small Cap/Short Fund
Potomac Dow 30SM Plus Fund
Potomac PSI Calendar Effects
Potomac U.S. Government Money Market Fund
Potomac Evolution Managed Bond Fund
Potomac Evolution Managed Equity Fund
Potomac ContraBond Fund
Potomac 10 Year Plus
Potomac Dynamic HY Bond Fund
Potomac HY Bear Fund
Potomac Spectrum High Yield Plus Fund
Potomac Spectrum Global Perspective Fund
Potomac Spectrum Equity Opportunity Fund
Potomac HCM Freedom Fund
Potomac Commodity Bull Fund
Potomac Dollar Bear Fund
Potomac Short Real Estate
Potomac Emerging Markets Plus Fund
Potomac Emerging Markets Short Fund